Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                         For the Six Months
                                                                                           Ended June 30,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 548                $ 379
Provision for income taxes                                                               323                  297
Minority Interests                                                                         4                    4
Distributions less than earnings from equity investments                                 (16)                  (5)
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         Earnings subtotal (a)                                                           859                  675
Fixed charges included in earnings:
   Interest expense                                                                       87                   74
   Distribution on convertible preferred securities                                        -                   16
   Interest portion of rentals (b)                                                        12                   11
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         Fixed charges subtotal                                                           99                  101
Earnings from continuing operations
   available before fixed charges                                                      $ 958                $ 776
==================================================================================================================
Fixed charges:
   Fixed charges included in earnings                                                   $ 99                $ 101
   Capitalized interest                                                                   26                   35
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         Total fixed charges                                                           $ 125                $ 136
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Ratio of earnings from operations
   to fixed charges                                                                      7.7                  5.7
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
(a)  Includes pre-tax Impairment of:                                                      14                    3
The ratio of earnings, excluding impairment, to fixed charges would be:                  7.8                  5.7
(b)  Calculated as one-third of operating rental expense.